Exhibit 5.1
April 15, 2021
Ascend Wellness Holdings, LLC
1411 Broadway, 16th Floor,
New York, New York, 10018
Re:    Registration Statement on Form S-1
Ladies and Gentlemen:
We have acted as counsel to Ascend Wellness Holdings, LLC, a Delaware limited liability company (the “Company”), in connection with a Registration Statement on Form S-1 (File No. 333-254800) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Corporation (as defined below) of 14,375,000 shares Class A common stock, par value $0.001 per share of Ascend Wellness Holdings, Inc., a Delaware corporation (the “Corporation”) to be formed upon the statutory conversion of the Company into a Delaware corporation (the “Conversion”), including 1,875,000 shares to be subject to the underwriters’ over-allotment option (the “Shares”).
We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinion set forth below. In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, that the Shares will be priced by the Pricing Committee established by the authorizing resolutions adopted by the Corporation’s Board of Directors in accordance with such resolutions. As to questions of fact material to our opinion, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.
Based on the foregoing, we are of the opinion that following the effectiveness of the Conversion, the Shares, when issued, delivered and paid for as described in the Registration Statement, will be validly issued, fully paid and non-assessable.
Our opinions expressed above are limited to the Delaware General Corporation Law.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Dorsey & Whitney LLP
JBG/RBR
161 Bay Street | Suite 4310 | Toronto, ON M5J 2S1 Canada | T416.367.7370 | F 416.367.7371 | dorsey.com